The Board of Directors
Mid-Coast Bancorp, Inc.

We consent to the incorporation by reference in this Annual Report (Form 10-
KSB) of Mid-Coast Bancorp, Inc. of our report dated May 1, 1998, included in the 1998 Annual Report to Shareholders of Mid-Coast Bancorp, Inc. We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-69194) pertaining to the 1989 Stock Option Plan of Mid-Coast Bancorp, Inc. and in the Registration Statement (Form S-8 No. 333-49003) pertaining to the Recognition and Retention Plan of Mid-Coast Bancorp, Inc. of our report dated May 1, 1998, with respect to the consolidated financial statements of Mid-Coast Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-KSB) for the year ended March 31, 1998.



                                       /s/ Baker Newman & Noyes
                                       Limited Liability Company

Portland, Maine
June 26, 1998